Exhibit 10.2

NEW RIVER PHARMACEUTICALS INC.

Stock Option Agreement

THIS AGREEMENT dated the ___ day of ___________, 20__ between NEW RIVER PHARMACEUTICALS INC., a Virginia corporation (the "Company"), and ______________ (the "Participant"), is made pursuant and subject to the provisions of the Company's Incentive Compensation Plan (the "Plan"), a copy of which has been made available to the Participant. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.    Grant of Option. Pursuant to the Plan, the Company, on _____________, 20__ (the "Date of Grant"), granted to the Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the right and Option to purchase from the Company all or any part of an aggregate of ______________ (_____) shares of Common Stock at the option price of $____ per share. This Option is not intended to be an "incentive stock option" under Section 422 of the Code. Such Option will be exercisable as hereinafter provided.

2.    Terms and Conditions. This Option is subject to the following terms and conditions:

(a)    Expiration Date. This Option shall expire at 11:59 p.m. Eastern Time on the day preceding the ______ anniversary of the Date of Grant.

(b)    Exercise of Option. This Option shall be exercisable with respect to [insert vesting schedule, if any]. This Option shall continue to be exercisable until the Expiration Date. A partial exercise of this Option shall not affect the Participant's right to exercise this Option with respect to the remaining shares, subject to the conditions of the Plan and this Agreement.

(c)    Method of Exercise and Payment for Shares. This Option shall be exercised by written notice delivered to the attention of the Company's Secretary at the Company's principal executive office. The exercise date shall be (i) in the case of notice by mail, the date of postmark, or (ii) if delivered in person, the date of delivery. Such notice shall be accompanied by payment of the option price in full, in cash or cash equivalent acceptable to the Committee, or by the surrender of shares of Common Stock with an aggregate Fair Market Value (determined as of the preceding business day) which, together with any cash or cash equivalent paid by the Participant, is not less than the option price of the number of shares of Common Stock for which the Option is being exercised.

(d)    Transferability. This Option is nontransferable except by will or the laws of descent and distribution. During the Participant's lifetime, this Option may be exercised only by the Participant.

3.    Exercise in the Event of Death. Paragraph 2 to the contrary notwithstanding, this Option shall be exercisable for all or part of the number of shares of Common Stock that remain subject to this Option, in the event the Participant dies prior to the Expiration Date. In that event this Option may be exercised by the Participant's estate, or the person or persons to whom his rights under this Option shall pass by will or the laws of descent and distribution. The Participant's estate or such persons may exercise this Option until the first anniversary of the Participant's death or, if shorter, the remainder of the period preceding the Expiration Date.

4.    Exercise After Termination of Board Membership. This Option shall be exercisable for all or part of the number of shares that remain subject to this Option after the date he ceases to be a member of the Board if the Participant ceases to be a member of the Board (other than for termination of service for Cause) prior to the Expiration Date. In that event the Participant may exercise this Option during the one-year period following the last day that the Participant ceases to be a member of the Board or, if shorter, the remainder of the period preceding the Expiration Date. In the event Participant's service with the Company terminates for Cause, this Option shall immediately be forfeited and Participant shall have no further rights hereunder. For purposes of this Agreement, the term "Cause" means that a majority of the members of the Board (other than the Participant) have determined that the Participant: (i) has been convicted of a felony or entered a plea of "nolo contendre" that, in the reasonable opinion of the Board, brings the Participant into disrepute or is likely to cause material harm to the business, customer or supplier relations, financial condition or prospects of the Company or any affiliate of the Company; or (ii) has willfully violated any material law or regulation to the material detriment of the Company or any affiliates of the Company or its business.

5.    Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle the Participant to a fractional share such fraction shall be disregarded.

6.    Change in Capital Structure. The terms of this Option shall be adjusted as the Board determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

7.    Notice. Any notice or other communication given pursuant to this Agreement shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, or by a delivery service or courier, to the following addresses:

If to the Company:	New River Pharmaceuticals Inc.
1881 Grove Avenue
Radford, VA 24141
Attention: Corporate Secretary

If to Participant:

8.    Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

9.    Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

10.    Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and agrees to be bound by all the terms and provisions thereof.

11.    No Right to Continued Service. This Option does not confer upon the Participant any right with respect to continuance of service to the Company or an Affiliate or membership on the Board.

12.    Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed his signature hereto.

NEW RIVER PHARMACEUTICALS INC.	[PARTICIPANT]

By:
Participant